POSITION DESCRIPTION OF THE LEAD DIRECTOR OF
INTERTAPE POLYMER GROUP INC.

Intertape Polymer Group Inc.’s (the "Corporation") Lead Director has an overall mandate to provide independent leadership to the Corporation’s Board of Directors (the "Board"). Each year the Lead Director of the Board shall be appointed by the Board for a one year term. Such appointment shall occur at the first meeting of the Board that follows the annual meeting of the Corporation’s shareholders.

The Lead Director shall:

1.

Facilitate the Board in functioning independently of the Corporation's management and shall maintain and enhance the quality of the Corporation's corporate governance practices. In order to do so, the Lead Director shall:

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Ensure that measures are in place so that the Board can function independently of management of the Corporation;

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Ensure that the independent directors of the Corporation have adequate opportunities to meet without management of the Corporation being present;

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Advise the Chairman of the Board as to an appropriate schedule of Board meetings;

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Provide the Chairman of the Board with input as to the preparation of the agendas for the Board and Committee meetings;

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Advise the Chairman of the Board as to the quality, quantity and timeliness of the flow of information from the Corporation's management to the independent directors;

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Make himself/herself available to directors who have concerns that cannot be addressed through the Chairman of the Board;

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In the absence of the Chairman of the Board, act as chair of meetings of the Board;

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Recommend, when necessary, the holding of special meetings of the Board;

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Ensure that the Board, committees of the Board, individual directors and senior management of the Corporation understand and discharge their duties 17 mai 2006 and obligations under the Corporation's system of corporate governance; and

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Facilitate the process of conducting director evaluations.

2.

Chair every separate meeting of the independent directors and encourage free and open discussion at meetings of the Board.

3.

Receive notices and materials for all committee meetings.

4.

Together with the Nominating and Corporate Governance Committee, identify guidelines for the selection of, and evaluation of conduct of, the directors of the Corporation.

5.

Act as the principal interface between the Chairman of the Board and the other directors of the Corporation.

6.

Carrying out other duties as requested by the Board.